December 2003      Call Report Printed 1/30/2004 - Deutsche Bank National Trust Company - Certificate Number 26732

FFIEC 041

Page RC-2

   11

Consolidated Report of Condition for Insured Commercial

and State-Chartered Savings Banks for December 31, 2003

All schedules are to be reported in thousands of dollars. Unless otherwise indicated,

report the amount outstanding as of the last business day of the quarter.

Schedule RC - Balance Sheet

Dollar Amounts in Thousands	RCON	Bil	Mil	Thou
ASSETS
1. Cash and balances due from depository institutions (from Schedule RC-A):
a. Noninterest-bearing balances and currency and coin(1)	0081	3,662	1.a.
b. Interest bearing balances(2)	0071	28,020	1.b.
2. Securities
a. Held-to-maturity securities (from Schedule RC-B, column A)	1754	0	2.a.
b. Available-for-sale securities (from Schedule RC-B, column D)	1773	82,438	2.b.
3. Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold	B987	0	3.a.
b. Securities purchased under agreements to resell(3)	B989	0	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):
a. Loans and leases held for sale	5369	0	4.a.
b. Loans and leases, net of unearned income	B528	0	4.b.
c. LESS: Allowance for loan and lease losses	3123	0	4.c.
d. Loans and leases, net of unearned income and allowance (Item 4.b minus 4.c)	B529	0	4.d.
5. Trading assets (from Schedule RC-D)	3545	0	5.
6. Premises and fixed assets (including capitalized leases)	2145	3465	6.
7. Other real estate owned (from Schedule RC-M)	2150	0	7.
8. Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M)	2130	0	8.
9. Customers' liability to this bank on acceptances outstanding	2155	0	9.
10. Intangible assets:
a. Goodwill	3163	0	10.a.
b. Other intangible assets (from Schedule RC-M)	0426	0	10.b.
11. Other assets (from Schedule RC-F)	2160	11,310	11.
12. Total assets (sum of items I through 11)	2170	128,895	12.

__________

(1) Includes cash items in process of collection and unposted debits.

(2) Includes time certificates of deposit not held for trading.

(3) Includes all securities resale agreements, regardless of maturity.

December 2003      Call Report Printed 1/30/2004 - Deutsche Bank National Trust Company - Certificate Number 26732

Schedule RC - Continued

Dollar Amounts in Thousands	RCON	Bil	Mil	Thou
LIABILITIES
13. Deposits:
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)	2200	0	13.a.
(1) Noninterest-bearing(1)	6631	0	13.a.(1)
(2) Interest bearing	6636	0	13.a.(2)
b. Not applicable
14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased(2)	B993	0	14.a.
b. Securities sold under agreements to repurchase(3)	B995	0	14.b.
15. Trading liabilities (from Schedule RC-D)	3548	0	15.
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases) (from Schedule RC-M)	3190	0	16.
17. Not applicable
18. Bank's liability on acceptances executed and outstanding	2920	0	18.
19. Subordinated notes and debentures(4)	3200	0	19.
20. Other liabilities (from Schedule RC-G)	2930	19,425	20.
21. Total liabilities (sum of items 13 through 20)	2948	19,425	21.
22. Minority interest in consolidated subsidiaries	3000	0	22.
EQUITY CAPITAL
23. Perpetual preferred stock and related surplus	3838	0	23.
24. Common stock	3230	50,000	24.
25. Surplus (exclude all surplus related to preferred stock)	3839	50,000	25.
26. a. Retained earnings	3632	9,463	26.a.
b. Accumulated other comprehensive income(5)	B530	7	26.b.
27. Other equity capital components(6)	A130	0	27.
28. Total equity capital (sum of Items 23 through 27)	3210	109,470	28.
29. Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28)	3300	128,895	29.

Memorandum
To be reported with the March Report of Condition.

1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2002

	RCON	Number	M.1.
	6724	N/A

1=Independent audit of the bank conducted in accordance with   generally accepted auditing standards by a certified public accounting firm which submits a report on the bank

2=Independent audit of the banks parent holding company conducted      In accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)

3=Attestation on bank management's assertion on the effectiveness of the bank's internal control over financial reporting by a certified public accounting firm

4=Directors' examination of the bank conducted in accordance with  generally accepted auditing standards by a certified public accounting firm (may be required by state chartering authority)

5=Directors' examination of the bank performed by other external auditors (may be required by state chartering authority)

6=Review of the banks financial statements by external auditors

7=Compilation of the bank's financial statements by external auditors

8=Other audit procedures (excluding tax preparation work)

9=No external audit work

_________

(1) Includes total demand deposits and noninterest-bearing time and savings deposits.

(2) Report overnight Federal Home Loan Bank advances In Schedule RC, item 16, “Other borrowed money.”

(3) Includes all securities repurchase agreements, regardless of maturity.

(4) Includes limited-life preferred stock and related surplus.

(5) Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and minimum pension liability adjustments.

(6) Includes treasury stock and unearned Employee Stock Ownership Plan shares.